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                                                                     EXHIBIT 99D

NEWS RELEASE                                        Contact:  Mr. John McCormack
                                                                  (713) 552-2552

NATEC RESOURCES ANNOUNCES THE SALE OF SUBSTANTIALLY ALL ITS ASSETS TO NORTH AMERICAN CHEMICAL COMPANY AND ITS LIQUIDATION AND DISSOLUTION

         HOUSTON, TEXAS; NEW YORK, NY; August 24, 1995 --

         NaTec and North American Chemical Company (NACC), a unit of Harris Chemical North America, Inc., jointly announced today that they have consummated today the sale by NaTec of substantially all of its assets to NACC pursuant to their previously announced Acquisition Agreement. The assets sold include NaTec's 50% interest in White River Nahcolite Minerals, Ltd. Liability Co. (White River), the owner of a sodium bicarbonate mining and processing facility located in Colorado in which NaTec has been a joint venture partner since 1992. NaTec retained its assets unrelated to the operation of White River.

         Under the terms of the amended Acquisition Agreement, the sales price was $10.5 million, consisting of $500,000 cash and the delivery of a $6 million non-interest bearing promissory note maturing January 15, 1996 by White River, and NACC's $4 million non-interest bearing promissory note, which has a three-year term. Both notes are secured by a security interest covering the White River facility.

         NaTec also announced today the dissolution and liquidation of all of its assets immediately following the asset sale to NACC. As a result of the liquidation, NaTec satisfied its outstanding prior debts to creditors, but did not have sufficient assets to pay the entire liquidation preference to its preferred stockholder or to make any distribution to holders of NaTec's common stock.